Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), is made and entered into as of this 22nd of July, 2003, by and among Murphy Surf-Air, Inc., Debtor-in-Possession, a Kentucky Corporation (the “Seller” or “Debtor”), Segmentz, Inc. (the “Purchaser” or “Segmentz”), a Florida corporation, and Fifth Third Bank, Kentucky, Inc., a Kentucky corporation, as secured creditor of the Debtor (the “Bank”). Purchaser and Seller are sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS

A.	Whereas, on March 31, 2003 (“Petition Date”), the Seller filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Eastern District of Kentucky (the “Court”), under which Seller is a Debtor-in-Possession in the matter styled In re Murphy Surf-Air Trucking Co., Inc., Case No. 03-51040 (the “Bankruptcy Case”) and is in the business of over-the-road trucking with emphasis on less than truckload hauling (the “Business”);

B.	Whereas, the Seller is a Debtor-in-Possession in the matter styled In re Murphy Surf-Air Trucking Co., Inc., Case No. 03-51040 (the “Bankruptcy Case”) and is in the business of over-the-road trucking with emphasis on less than truckload hauling (the “Business”);

C.	Whereas, on the 26th day of June, 2003, the Court held a hearing on and granted the Motion of Murphy Surf-Air Trucking, Inc., For an Order Approving (I) Sales of Assets Free and Clear of Liens, Encumbrances and Interests, (II) Assumption And Assignment of Certain Unexpired Leases And/Or Executory Contracts In Connection With Sale, (III) Fixing Cure Obligations With Respect To All Related Assumed Leases And Contracts, (IV) Approving Letter of Intent And Documents Related Thereto, And (V) Authorizing Debtor To Consummate All Transactions Related To Above (the “Sale Motion”), and approving the sale of all of the Seller’s assets to the Purchaser free and clear of all liens, encumbrances, claims and causes of action as against the Debtor and/or Segmentz (the “Liens”), subject to objections, if any, of the U.S. Trustee, creditors, and other interested parties; and

D.	Whereas, Seller desires to sell to Purchaser, and Purchaser desires to purchase, substantially all the Seller’s assets used or usable in connection with the Business, on the terms and subject to the conditions set forth in this Agreement, the Sale Order, and pursuant to the terms and conditions set forth in the Term Promissory Note in the original principal amount of $270,000, Security Agreement and Agreement Of Settlement And Release executed and delivered by Segmentz in favor of the Bank each dated July 22, 2003 (collectively, the “Bank Documents”).

NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

1. CERTAIN DEFINITIONS:

1.1	Definitions. The terms defined in this Section 1 have the meaning so stated:

(a)	“Agreement” means this Asset Purchase Agreement.

(b)	“Assets” mean all of the assets and properties located at, used in connection with or related to the Business, whether known or unknown, tangible or intangible, real or personal, wherever situated, owned by any Seller or in which any Seller has any right, title or interest, subject to a first priority lien held by the Bank and which shall continue to be subject to said lien in connection with the Bank Documents incorporated by reference herein, including but not limited to, the following:

(i)	All furniture, fixtures, office equipment or other fixed assets located at, used in connection with, or related to the Business (and regardless of their location);

(ii)	All trademark applications and registrations, trade names, service marks; and service names used in connection with the operation of or related to the Business;

(iii)	All personnel records of Seller’s employees; customer and/or client agreements, contracts and lists; corporate books, records and reports; advertising and promotional materials, directory listings; telephone and fax numbers; websites and addresses, including but not limited to, JohnS@QX.net; and mailing lists, if any;

(iv)	All equipment, machinery, tools, office equipment, trucks, trailers, and/or other motor vehicles located at, used in connection with or related to the Business;

(v)	All tangible and intangible assets, contracts of insurance, inventories, and supplies of the Business, regardless of the nature or kind, including the good will of the Business;

(vi)	All third party warranties and claims for warranties relating to the Business, the Assets and the General Contracts; and

(vii)	All prepaid expenses, deposits and other similar items of Seller relating to the Assets, listed herein.

(viii)	Any cash, cash equivalents, deposits, checking, operating and other such bank accounts, invoices, and accounts receivable of Seller and/or generated in connection with the Business;

(ix)	Any and all Contracts, Personal Property Leases and Real Property Leases. For purposes of this Agreement, all of the Contracts, Real Property Leases and Personal Property Leases shall be collectively referred to as the “General Contracts”.

(x)	All corporate books and records of Seller;

(xi)	All credits, rebates, refunds, self-insured workers’ compensation refunds and dividends, and cost settlements payable to the Seller;

(xii)	All claims and rights concerning any litigation in which the Seller claims an interest in connection with or with respect to the Business; and

(c)	“Contracts” means all written contracts and agreements, other than the Personal Property Leases and Real Property Leases defined herein, entered into by any Seller in connection with the Business.

(d)	“Real Property Leases” means all written real property leases entered into by any Seller which cover any real property used in connection with or related to the Business, a complete list of which, together with a list of the Assets subject to such leases

(g)	“Personal Property Leases” means all personal property leases entered into by any Seller which cover any personal property used in connection with or related to the Business.

(h)	“Knowledge of Seller” means the actual knowledge of any one or more of the following individuals: John Stoeckinger.

1.2	Schedule of Assets. A complete list of the Asset are described both in this Agreement and as set forth on the attached Schedule “A” for descriptive purposes only; provided however, that the parties hereto acknowledge that said Schedule may not be inclusive of all Assets transferred by the Seller to Purchaser, in which event this Agreement and the Bank Documents shall otherwise control.

2. PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale of the Assets. On the Closing Date (defined in Section 10.1 below), Seller shall transfer, sell and assign the Purchaser, and Purchaser shall purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, and Orders entered by the Bankruptcy Court in connection with said sale, the Assets, free and clear of all Liens (defined in Section 5.9 below) other than the Permitted Liens (defined in Section 5.9 below).

3. NO LIABILITIES ASSUMED BY PURCHASER.

3.1	Non-Assumed Liabilities. Purchaser shall not assume nor held be liable for any debts, liabilities or obligations of Seller, regardless of the type or nature of such debts, liabilities and obligations (collectively, the “Excluded Liabilities”). Such Excluded Liabilities shall include, without limitation: (i) any liability or obligation of Seller under the Environmental Laws with respect to solid waste or Hazardous Materials which have been transported by or on behalf of Seller for offsite disposal; (ii) any liability or obligation of Seller for any violation of the Environmental Laws arising from the operation of the Business prior to the Closing Date, including, without limitation, any fine or penalty arising from any permit violations; (iii) any liability or obligation relating, in any way, threatened against Seller, the Business or the Assets, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality; (iv) any liability or obligation relating, in any way, to the Employee Benefit Plans incurred by Seller, or relating to the period, prior to or following the Closing Date; (v) any liability or obligation under the Licenses (defined in Section 5.5) incurred, or relating to the period, prior to the Closing Date, or accrued anytime thereafter, as a result of Seller’s operation of the Business; and (vi) any federal, state or local tax liability or obligation relating to, or in any way incurred by Seller, for any period, prior to or following the Closing Date.

3.2	Exceptions. Purchaser may, but shall not be obligated, to assume at its sole option and discretion, any liabilities or obligations of Seller, relating to, or in any way incurred by Seller, with respect to the Contracts, if any, for any period, prior to or following the Closing Date.

4. PURCHASE PRICE.

4.1	Purchase Price. For and in consideration of the Assets, General Contracts, Real Property Leases and Personal Property Leases, Purchaser shall pay to Seller Assumed Liabilities and shall pay Seller Five Hundred Fifty-Thousand Dollars ($550,000.00)(the “Purchase Price”).

4.2	Payment of Purchase Price. Purchaser shall pay to Seller (which shall be paid to Fifth Third Bank of Lexington) the Purchase Price, upon the following terms and conditions:

(a)	At the closing, Purchaser shall pay the Purchase Price of Two Hundred Eighty Thousand Dollars ($280,000.00), in cash and a Promissory Note payable to the Bank in the sum of Two Hundred Seventy Thousand Dollars ($270,000.00), which shall be secured by a first lien on the Assets sold by the Seller. The cash required by Purchaser to close this transaction shall consist of: (i) a certified bank or cashier’s check in the amount of $200,000.00, made payable to Fifth Third Bank and (ii) the retention and application by the Bank of the proceeds remaining in the Debtor’s DIP Account #82670162 (the “Account”), in the amount of $80,000.00, held and maintained at the Bank. All other funds held in the Account, if any, including any additional proceeds derived from the Purchaser’s and Debtor’s invoices and/or accounts receivable generated in connection with the Agency Agreement dated September 11, 2002, between the Debtor and Purchaser, shall be considered part of the Assets acquired by Purchaser under this Agreement and shall be applied by Bank as a prepayment of the outstanding balance due on the Note, or if the Note has been paid in full, turned over to Purchaser to the extent such proceeds have been collected by the Debtor or Bank upon the entry of a final, non-appealable Sale Order from the Bankruptcy Court.

(b)	At closing, Purchaser shall also execute and deliver to the Bank (i) a Term Promissory Note in amount of Two Hundred Seventy Thousand Dollars ($270,000.00); (ii) Security Agreement securing the Assets under this Agreement; and (iii) Agreement Of Settlement And Release, providing for the settlement and mutual release of any and all demands, claims and causes of action by the Bank as against Segmentz and the Debtor in accordance with the specific provisions thereto (collectively, the “Bank Documents”). The Bank Documents are hereby incorporated by reference and made a part hereto.

4.3	Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as follows: $80,000 shall be assigned to cash proceeds from Seller’s accounts receivable, $200,000 shall be assigned to outstanding accounts receivable of Seller and the remaining $270,000 shall be assigned to the Assets in the manner set forth in a schedule to be delivered by the Buyer to the Seller on or after the Closing Date. Neither the Buyer nor the Seller shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the manner of allocation provided herein, as supplemented by such schedule.

5.	REPRESENTATION AND WARRANTIES CONCERNING SELLER AND THE ASSETS. The Seller hereby represents, warrants and covenants the following to Purchaser:

5.1	Good Standing and Authority. The Seller is a Corporation duly organized, validly existing and in good standing under the laws State of Kentucky. The Seller has the power and authority to enter into this Agreement, to enter into any and all documents contemplated in this Agreement (the “Attendant Documents”) to which it is a party and to consummate the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper action on the part of the Seller. This Agreement, and all of the Attendant Documents to which Seller is a party, when executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable against Seller, its successors and/or assigns, in accordance with their respective terms.

5.2	Assets. All of the Assets listed on the attached Schedule “A” contains a true and complete schedule for the quarter ended June 31, 2003, with respect to all material furniture, fixtures and fixed assets, including without limitation, all tangible and intangible personal property, used in connection with or related to the Business. The attached Schedule “A” identifies all Assets, which are being assumed, sold and assigned to the Purchaser and complete copies of all of which have been delivered to Purchaser. All of the Assets were acquired by the Seller in the ordinary course of business. Seller has complied in all material respects with the provisions of each Lease(s), Seller is not in default under any such contract or lease, and, the Purchaser agrees that it shall assume, at its sole option, said Leases and bring them current with the Sale Order of the Bankruptcy Court, provided however, that this subsection shall not apply to any Leases which have been rejected by the Seller pursuant to 11 U.S.C. §365 prior to the date of entry of the Sale Order, which Assets are subject to a first priority lien held by the Bank in connection with the Bank Documents which are incorporated by reference herein.

5.3	Intellectual Property. Other than the Seller’s company names used by Seller in connection with the Business, there are no patents, patent applications, registered trademarks, applications for registered trademarks, registered service marks, applications for registered service marks, logos, registered copyrights and applications for registered copyrights used in connection with or related to the Business.

5.4	Seller’ Contracts and Leases. The attached Schedule “A” identifies all General Contracts (“Contracts”), and Real Property Leases and Personal Property Leases (collectively, the “Leases”), if any, which are being assumed, sold and assigned to the Purchaser and complete copies of all of which have been delivered to Purchaser. All of the Contracts and Leases were entered into in the ordinary course of business. Seller has complied in all material respects with the provisions of each Contract(s) and Lease(s), Seller is not in default under any such contract or lease, and, the Purchaser agrees that it shall assume, at its sole option, but without any obligation or liability to do so, said Leases and bring them current with the Sale Order of the Bankruptcy Court, provided however, that this subsection shall not apply to any Contracts and/or Leases which have been rejected by the Seller pursuant to 11 U.S.C. §365.

5.5	Permits and Licenses. All governmental franchises, permits, licenses, certifications, accreditations or other authorizations held by Seller in connection with the Business (the “Licenses”), true and complete copies of all of which have been delivered to Purchaser. All of the Licenses are in full force and effect and the Seller has performed all of the obligations arising under the Licenses prior to the Closing Date. Seller has obtained all permits, licenses, franchises, certifications, accreditations and other authorizations required for Seller to lawfully engage in the Business. No action or proceeding looking to or contemplating the revocation or suspension of any License is pending or, to the Knowledge of Seller, threatened.

5.6	Litigation. There are no actions, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller, the Business, the Assets or the Leased Personal Property, at law or in equity, before any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality which could have a material adverse effect on the Business. Seller is not in default with respect to nor are in violation of any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality which relates or could relate to, or the default with respect to which or the violation of which could have a material adverse effect on the Business.

5.7	Compliance with Applicable Laws and Regulations. Seller has complied in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to them in connection with the operation of the Business the violation of which could have a material adverse effect on the Business.

5.8	Employees. Prior to the Closing Date, Seller shall provided Purchaser with a complete and accurate list (the “List”) of Seller’s current employees involved in the Business (the “Seller Employees”), together with employee benefit plans and, with respect to each Seller Employee, his or her salary or hourly rate currently in effect, annual bonuses (last paid or payable), if any, and any other fringe benefits or incentive paid or payable to him or her. Except as set forth on the List all such Seller Employees are actively at work, and no such Seller Employee is currently on leave of absence, layoff, military leave, suspension, sick leave, workers’ compensation, salary continuance or short or long-term disability or otherwise not actively performing his or her work during all normally schedule business hours. Except as set forth on the attached List, there are no former employees (or their dependents) who are receiving, or who have the right to elect to receive, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, nor are there any dependents of Seller Employees who are confined to their home or a hospital.

5.9	Employee Relations. Seller warrants and represents that there are no written or oral collective bargaining or other employment agreements or understandings with or affecting any Seller Employee. Except as set forth on the List, hours worked by, and payments made to, all Seller Employees have been in compliance with the Fair Labor Standards Act and other applicable federal, state or local laws. All payments determined to be due from Seller on account of any Seller Employee’s work, health or welfare insurance, under any agreement, whether oral or written, will have been paid as of the Closing Date except for such obligations that are expressly assumed by Purchase in Article 8 or any such claim shall be with the Seller/Debtor’s estate before the Bankruptcy Court; there are no vacation moneys which have been earned by any Seller Employee under any agreement, whether oral or written, that have not been paid, nor are there any severance payments which could become payable by Purchaser under the terms of any oral or written agreement or commitment. There is no unfair labor practice charge or complaint concerning the Business or any Seller Employee pending before any governmental agency; (b) to the Knowledge of Seller, there is no representation claim or petition concerning the Business or any Seller Employee pending before any government agency; (c) to the Knowledge of Seller, there are no charges with respect to or relating to the Business pending before the Equal Employment Opportunity Commission or any agency responsible for the prevention of unlawful employment practices; (d) no Seller has received formal notice from any governmental agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation or the Business and no such investigation is currently in progress.

5.10	Employee Benefits. Except for the employee benefit plans set forth on the List (the “Employee Benefits Plans”), the Seller is not a party to, bound by or, to the Knowledge of Seller, has any liability or potential liability with respect to any profit sharing, stock option, pension, severance, retirement, stock purchase, hospitalization, group or individual life, disability or health insurance, or employee welfare benefit or similar plan or agreement providing benefits to the current or former employees or agents of Seller. Sellers do not nor will they prior to the Closing Date, participate in, contribute to or employ any persons covered by a multiemployer plan, as defined in Section 3 (ERISA), other than a Union Contract, if any, and have not, and will not prior to the Employee Retirement Income Security Act of 1974, as amended, incur any withdrawal liability within the meaning of Title IV of ERISA. Seller does not, nor will it prior to the Closing Date, maintain (i) a pension plan, as defined in Section 3 (3) of ERISA, subject to § 412 of the Internal Revenue Code of 1986, as amended (the “Code”), or Title IV of ERISA, or (ii) any plan that provides post-retirement or post-termination health, life, disability or welfare-type benefits to current or former employees of Seller, other than the Union Contract. All amounts due under or with respect to the Employee Benefit Plans for services rendered by Seller Employees prior to the Closing Date shall be fully paid as of the Closing.

5.11	Financial Information. Upon request of Purchaser, Seller shall provide, if available, an unaudited balance sheets, financial statements, audits and other financial books and records of the Debtor as of May 30, 2003. All such financial records (the “Financial Statements of Seller”) have been prepared in accordance with generally accepted accounting principles applied consistently with past practices, and fairly present the financial condition, results of operations and cash flows of the Business as of the dates and for the periods indicated.

5.12	No Undisclosed Liabilities. To the extent set forth on or reflected in the bankruptcy schedules of Seller, and excepting current liabilities incurred by Seller in connection with or with respect to the Business in the ordinary course, Seller has no debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing which could materially adversely affect the Business.

5.13	Seller’s Tax Matters

(a)	Except as set forth in section 13.8 of this Agreement:

(i)	Seller, and each of its affiliated groups shall be responsible for filing all Tax Returns which they are required to file under and pursuant to all applicable federal, state and local laws and regulations, both prior to and following the Closing Date, and all such Tax Returns shall be complete and correct and have been prepared in compliance with all applicable laws and regulations;

(ii)	Seller, and each of its affiliated groups, represent that they have not paid all Taxes due and owing by them (whether or not such Taxes are required to be shown on a Tax Return) under and pursuant to all applicable federal, state and local laws and regulations, and have not withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or third party;

(iii)	Neither Seller nor any of its subsidiaries and/or affiliated groups have waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(iv)	Since the Petition Date, the Seller has incurred liability for Taxes with respect to the Business in the ordinary course which have not been paid and are listed in the schedules;

(v)	No foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to any Seller, any of its subsidiaries or any of its affiliates groups;

(vi)	Neither Seller nor any of its subsidiaries or affiliated groups have received from any foreign, federal, state or local taxing authority any (a) written notice indicating an intent to open an audit or other review or (b) request for information related to Tax Matters; and (vii) there are no material unresolved questions or claims concerning any Tax Liability of Seller or any subsidiary or affiliated group.

(b)	Except as otherwise provided in this Agreement, neither Seller nor any afflicted groups of Seller (a) has made an election under §341(f) of the

Code, (b) is liable for the Taxes of another person (1) under Treasurey Regulation § 1.1502.6 (or comparable provisions of state, local or foreign law), (2) as a transferee or successor, (3) by contract or indemnity or (4) otherwise, (c) is a party to any tax sharing agreement or (d) has made any payments, is obligated to make any payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under §29OG of the Code.

(c)	For purposes of this Agreement, the term “Tax” means any federal, state, province, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. For purposes of this Agreement, the term “Tax Return” means any return, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.14	Consents, Approvals and Authorizations. No consent, approval or authorization of, or designation, declaration or filing with, or notice to, any governmental authority, or any lender, excepting Fifth Third Bank which has consented to the sale at a hearing before the Bankruptcy Court, lessors, creditors, shareholders or others, is required on the part of Seller in connection with the valid execution and delivery of this Agreement and the Attendant Documents to which Seller is a party of the consummation of the transactions contemplated in this Agreement without breach or violation or any agreement, lease, indenture or other instrument, or any judgment, decree, order, aware, law, rule or regulations applicable to or affecting any Seller, the Business, the Assets or the Leased Personal Property, other than any consent, approval, authorization, designation, declaration, filing or notification which, if not obtained or made would not have a material adverse affect on the Business. Prior to the Closing, Seller shall properly obtain, perform or give all of the consents, approvals, authorizations, designations, declarations, filings and notices set forth on the attached and as of the Closing, Seller shall have given Purchaser’s counsel copies or adequate evidence of all such consents, approvals, authorizations, designations, declaration, filings and notices.

5.15	Insurance. Seller has maintained and now maintains insurance with respect to the Assets, the Leases and the Business, covering property damages by fire or other casualty, and against such liabilities, claims and risks and in such amounts as is customary or appropriate in the industry. Seller shall provide Purchaser with all such insurance policies maintained by Seller, up to and including the Closing Date, setting forth the names of the insured and the insurer, policy numbers, the types of coverage, premium payments or basis of payment, deductible amounts and limits of coverage. No such policy of insurance is subject to any deductible, self-insured retrospective rating agreement, indemnification agreement or any other method or device by which the insured person is subject to all or any part of the liability for any or all claims. Concurrently with or prior to the execution of this Agreement, Seller has delivered to Purchaser or Purchaser’s counsel true, correct and complete copies of all such insurance policies. There are no set of facts and no event has occurred forming the basis for any present property, casualty or fidelity claim against Seller which is not fully covered by insurance. Seller does not know of any occurrence, circumstance, or event which could reasonably be expected to result in any such claim.

5.16	Recent Conduct of Business; Interim of Operations. As of the date of the Most Recent Balance Sheet of Seller, there has not been any material adverse change in the Business or in the operations or conditions (financial or otherwise) of the Business.

5.17	Non-Violative Agreement. Neither the execution or delivery of this Agreement or the Attendant Documents to which Seller is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Seller’s Articles of Incorporation, Bylaws or the any other agreement or instrument to which a Seller is a party, or by which a Seller may be bound or to which a Seller may be subject.

5.18	Brokerage or Finder’s Fee. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker’s finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller or any action taken by Seller.

5.19	Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any of the Attendant Documents to which a Seller is a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated in this Agreement contains or will contain any untrue statements of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements so misleading, or necessary in order to provide Purchaser with all pertinent information regarding the Business.

6. REPRESENTATION AND WARRANTIES OF PURCHASER. Purchaser hereby represents, warrants and covenants the following to Seller, with the knowledge and expectation that Seller is placing complete reliance on such representations, warranties and covenants:

6.1	Good Standing and Authority. Purchaser is Segmentz, Inc., a duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the corporate power and authority to enter into this Agreement, to enter into the Attendant Documents to which it is a party and to consummate the transactions contemplated in this Agreement. This Agreement and all of the Attendant Documents to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement, have been or will be, on or prior to the Closing Date, duly authorized and approved by all necessary and proper corporate action on the part of the Purchaser. This Agreement, and all of the Attendant Documents to which Purchaser is a party, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

6.2	Non-Violative Agreement. Neither the execution and delivery of this Agreement and the Attendant Documents to which Purchaser is a party nor the consummation of the transactions contemplated in this Agreement will conflict with, result in the breach or violation of or constitute a default under the terms, conditions or provisions of Purchaser’s Articles of Organization or Bylaws or any such agreement or instrument to which Purchaser is a party, or by which Purchaser may be bound or to which it may be subject.

7. FUTURE DEVELOPMENTS; SURVIVAL; TITLE.

7.1	Notice of Material Developments. Each Party shall give prompt written notice to the other Party of any (i) representation or warranty contained in this Agreement which was true as of the date of this Agreement, but which has subsequently become untrue, (ii) breach of any covenant under this Agreement by such Party, and (iii) any other material development affecting the ability of such party to consummate the transactions contemplated in this Agreement.

7.2	Conduct of Business. Until the Closing, Seller shall keep Purchaser fully informed with respect to the operation and condition of the Business. Until the Closing, Seller will cause the Business to be conducted only in the ordinary course and Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

(a)	make or incur capital expenditures with respect to the Business in excess of $10,000.00 in any one transactions or series of similar transactions;

(b)	except in accordance with consistent prior practice and in the ordinary course, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any Seller Employee or agent of Seller, or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any Seller Employee or agent of Seller;

(c)	sell or transfer any of the material assets of the Business;

(d)	terminate or amend any material General Contract;

(e)	subject any of the Assets or any of the Leased Personal Property to, or permit any of the Assets or any of the Leased Personal Property to become subject to, any Lien other than in the ordinary course; or

(f)	enter into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of actions described in subsection (a) through (e) of this Section 7.3.

8. EMPLOYEE MATTERS.

8.1.	Employees

(a)	Employment. Purchaser may, at its sole option and discretion, offer employment to all Seller Employees (other than Seller Employees covered by any Union Contract or by written employment agreements) on terms which are substantially similar to the terms in existence on the Closing Date. Purchaser may, at its sole option and discretion, offer employment to all Seller Employees covered by any Union Contract or by written employment agreements and shall assume all obligations under any such Union Contract or written employment agreements arising from and after the Closing Date. As a result of Purchaser’s agreement to offer employment to all Seller Employees as set forth above, none of Seller Employees shall incur any “employment loss” (as that term is defined in the Worker Adjustment and Restraining Notification Act, 29 U.S.C. § 2101 et seq. (the “Warn Act”) and Seller shall not be obligated to provide any notice to Seller Employees under the Warn Act.

(b)	Employee Benefits

(i)	Effective as of the Closing, Purchaser may, at its sole option and discretion, establish an employee benefit plan only with respect to Sellers’ Employees retained by Purchaser: (A) for non-union employees which are comparable to the existing employee benefit plan(s) of the Purchaser; and (B) for union employees, if any, to the extent required under the Union Contract. The provision of medical, dental, life insurance and any other Employee benefit Plan coverage to Seller Employees (including entitlement by any former participant or dependent of a participant or former participant to continuation of medical or dental benefits coverages) through an Employee Benefit Plan shall be the obligation of Purchaser after Closing, to the extent Purchaser offers the same to its existing employees.

8.2	COBRA It is the intent of the Parties that the sale of the Assets to Purchaser comply with ERISA Secs. 601 through 608 in U.S. Code Section 498OB (the “COBRA Sections”). In connection therewith, Purchaser shall be responsible for the provision of continuation coverage in accordance with the COBRA Sections to any Seller Employee retained by Purchaser. Seller warrants and represents that it has complied with any and all notice provisions to Seller’s employees regarding COBRA Sections governing Seller Employees’ rights of coverages and/or benefits either prior to or immediately following the Closing Date.

8.3	Retiree Medical Plans. Purchaser shall not retain any assets and/or liabilities relating to its retiree medical plans and with respect to its employees who retired before or on the Closing Date and all expenses relating to such retiree medical plans.

8.4	Workers’ Compensation Claims. Purchaser shall not be responsible nor liable for workers’ compensation benefits payable to the Seller Employees for any claim for such benefits arising as a result of an injury or occupational disease sustained while employed by Seller.

9. CONDITIONS TO CLOSING:

9.1

Conditions Precedent to Purchaser’s Obligation. The obligations of Purchaser to consummate the transactions contemplated in this Agreement as the Closing is subject to the satisfaction of all of the following conditions, any of which may be waived (but only in writing) by Purchaser:

(a)	Seller’s Representations and Warranties. All representations, warranties and covenants made by Seller in this Agreement shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

(b)	Performance of Agreement. Seller has performed and complied with all their obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

(c)	Approvals. Seller shall have obtained all approvals, authorizations, consents or waivers necessary for the consummation of the transactions contemplated in this Agreement.

(d)	Litigation. There shall not be any litigation, action, suit, claim, proceeding, order, investigation or inquiry pending or threatened before any court or quasi-judicial or administrative agency to, or pursuant to which a judgment, order, decree, stipulation or charge could be entered which would: (i) enjoin or prevent the consummation of the transactions contemplated in this Agreement (ii) caused any of the transactions contemplated in this Agreement, to be rescinded following consummation, (iii) adversely affect the right of Purchaser to own, operate or control the Business, the Assets, or the Leased Personal Property, or (iv) otherwise have a material adverse effect on the operations or financial condition of the Business. In addition, no such litigation, action, suit, claim, proceeding, order, investigation or inquiry shall have initiated between the date of this Agreement and the Closing Date.

(e)	Updating of Disclosure Schedules. From the date of this Agreement until the Closing, Seller shall have used its best efforts to update all of the Schedules of this Agreement and shall have promptly notified Purchaser of any material changes or additions or events which may cause any change or addition to any such Schedules or in any representation or warranty made pursuant to Section 5 above. The provisions of this Section 9.1(f) and any notice by Seller pursuant to this Section 9.1(f) shall not be deemed in any way to constitute a waiver by Purchaser for condition set forth in Section 9.1(a) above.

(f)	Termination. This Agreement shall not have been terminated pursuant to Section 12.2 above.

(g)	Delivery of Closing Documents. Seller shall have executed and delivered, or caused to be executed and delivered, all of the documents described in Section 10.2 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to Purchaser’s legal counsel.

(h)	No Encumbrances. All of the Assets shall be owned free and clear of all Liens. Prior to the Closing Date, Purchaser shall have received satisfactory evidence that all Liens will be released, discharged or terminated on or prior to the Closing Date pursuant to the Sale Order to be entered by the Bankruptcy Court, except those liens agreed to between the Purchaser and Bank under the Bank Documents.

(i)	Due Diligence. Purchaser has completed such due diligence investigation with respect to the Assets listed in Schedule “A”, and is unaware of any undisclosed liabilities that may cause a material adverse impact of said Assets, as it deems necessary, proper, convenient or desirable in its sole and absolute discretion, and, on completion of such investigation, the business, affairs, assets, liabilities and other matters concerning Seller, the Business and the Assets shall be satisfactory to Purchaser, in its sole and absolute discretion. In connection with Purchaser’s due diligence investigation, Seller shall have fully cooperated with Purchaser’s accountants, attorneys, lenders, employees, officers and other representatives, all books of account, documents and information which Purchaser, its agent, representatives, attorneys, accountants or lenders may from time-to-time request, so that Purchaser may investigate all aspects of Seller, the Business and the Assets, including the prospects and financial condition of the Business. As of the execution of this Agreement, the Purchaser warrants that it has completed its due diligence inquiry.

9.2	Conditions Precedent to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated in this Agreement as the Closing is subject to the satisfaction of all the following conditions, any of which may be waived (but only in writing) by Seller:

(a)	Purchaser’s Representations, Warranties and Covenants. All representations, warranties and covenants made by Purchaser in this Agreement shall have been true and correct in all respects on the date of this Agreement and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made on and as of such date.

(b)	Performance of Agreement. Purchaser shall have performed and complied with all of its obligations under this Agreement which are to have been performed or complied with on or prior to the Closing Date.

(c)	Termination. This Agreement shall not have been terminated pursuant to Section 12.2 below.

(d)	Delivery of Closing Documents. Purchaser shall have executed and delivered, or caused to be delivered, all of the documents described in Section 10.3 below. All documents relating to the transactions contemplated in this Agreement shall be satisfactory in form and content to Seller’s legal counsel.

10. CLOSING:

10.1	Closing. The closing (the “Closing Date”) of the transactions contemplated in this Agreement shall occur on and effective as of July 22, 2003, and the Seller and Purchaser shall cause a final, non-appealable Order (the “Sale Order”) from the Bankruptcy Court approving the Seller/Debtor’s Sale Motion and this Agreement to be entered by the Court no later than July 22, 2003, which order shall provide for any objections to same to be filed not more than 10 days after entry thereof. In the event of any objections to such sale and order approving same are filed with the Court within the ten (10) day period by any third party, then, at the option of either Purchaser or the Bank, this Agreement and the closing shall be considered null and void and of no force and effect.

10.2	Documents to Be Delivered at Closing by Seller. At the Closing, Seller shall properly executed (if necessary) and deliver to Purchaser, or caused to be executed and delivered to Purchaser, the following:

(a)	A Warranty Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale”) for the purchase of the Assets and Assets identified in this Agreement.

(b)	Covenants Not to Compete (the “Covenants”), executed by Seller and each of the certificate holders and/or partners of Seller.

(c)	A copy of Seller’s Articles of Incorporation, certified by the Secretary of Sate of the Commonwealth of Kentucky, and a Certificate of Good Standing (or analogous document) for Seller issued by the Secretary of State of the Commonwealth of Kentucky and each and every other state in which such Seller is authorized to do business. All such documents shall be dated no earlier than thirty (30) days prior to the Closing Date.

(d)	A certificate, executed by an officer of Seller, to the effect that (i) all of the representations, warranties and covenants made by Seller in this Agreement are true and correct on the Closing Date with the same effect as through made on and as of the Closing Date, (ii) all covenants and agreement undertaken to be performed by Seller under this Agreement have been taken or performed, (iii) since the date of this Agreement, Seller has operated the Business only in the ordinary course, and (iv) there has been no material adverse change in the Business from the date of this Agreement to the Closing Date. Attached to such certificate shall be a copy of Seller’s bylaws and a copy of all of the minutes or resolutions approving this transaction contemplated in this Agreement (as required by Section 9.1 and 9.2 above, and the officer of Seller executing such certificate shall certify that, as of the Closing Date, such bylaw as and minutes or resolutions are true, complete and correct, have not been altered or repealed and are in full force and effect.

(e)	All of the Assets and Contracts as set forth in this Agreement and listed in Schedule “A”.

(f)	Such other documents and instruments as are contemplated in this agreement or as Purchaser or Purchaser’s counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose of intent of this Agreement.

(g)	A final Order from the Bankruptcy Court approving the sale contemplated by this Agreement (the “Sale Order”) from Seller to Purchaser.

11. INDEMNIFICATION:

1.1	Indemnification of Purchaser. If the transactions contemplated by this Agreement are consummated, Seller shall indemnify, defend and hold harmless Purchaser and its respective officers, directors, shareholders, employees, independent contractors, agents, successors and assigns (collectively, the “Purchaser Parties”) from and against any and all liabilities, losses, costs and expenses which any of the Purchaser parties may suffer or for which any of the Purchaser Parties may become liable and which are based on, the result of, arise out of or are otherwise related to any of the following:

(a)	any inaccuracy or misrepresentation in, or breach of any representation or warranty of Seller contained in this Agreement, any of the Attendant Documents or any certificate, schedule, list or other instrument to be furnished by Seller to Purchaser pursuant to this Agreement or any of the Attendant Documents;

(b)	any breach or failure of Seller to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or any of the Attendant Documents;

(c)	any Third Party Claim against any of the Purchaser Parties resulting from, arising out of or in any way related to the failure of Seller to perform, pay or discharge any liability incurred by Seller prior to the Closing Date, which has not be assumed by Purchaser under this Agreement; and

(d)	any and all Related Expenses incident to any of the foregoing.

11.2	Exclusive Remedy. Except for specific performance, injunctive relief and recoveries for claims of fraud, indemnification pursuant to this Section 11 shall be the sole remedy available to the Parties for the claims made under this Agreement.

11.3	Assignment of Claims. If, however, Seller is unable to indemnify or hold harmless Purchaser as provided in this Agreement, then each party agrees that satisfaction of the obligation to indemnify under this Section 11, and in consideration of such obligation, it will assign to the Party or Parties making such payment or giving such credit any and all claims, causes of action and demands of whatever kind and nature which such indemnified Party may have against any person, firm or other entity giving rise to such indemnified loss, and to reasonably cooperate in any efforts to recover therefrom.

12. TERMINATION.

12.1	Termination. This Agreement may be terminated at any time before the Closing:

(a)	by the mutual consent of Seller and Purchaser; or

(b)	by Seller if any of the conditions set forth in Section 9.2 above have not been fulfilled, satisfied or waived by Seller, or Purchaser.

12.2	Effect of Termination. If termination in accordance with Section 12.1 above, this Agreement shall be null and void and have further force or effect and neither Party shall have any further rights or obligations under this Agreement.

13. MISCELLANEOUS.

13.1	AS IS. Except as otherwise specifically provided in this Agreement, Sellers are making no representations or warranties whatsoever as to the condition of the Assets and Purchaser acknowledges that it is purchasing the Assets “AS IS”.

13.2	Expense. Except as otherwise expressly provided in this Agreement, Purchaser shall each bear all expenses incurred in connection with the preparation and negotiation of this Agreement and the Attendant Documents and the consummation of the transactions contemplated in this Agreement; including all accounting, employee expenses and legal fees and costs incurred by the Seller in closing this transaction and the Seller’s Chapter 11 case.

13.3	Headings. The headings contained in this Agreement are for reference purposes only and shall not in any affect the meaning or interpretation of this Agreement.

13.4	Notices. Any and all notices, request, demands and other communications permitted under or required pursuant to this Agreement shall be in writing and shall be deemed given if personally delivered or if mailed, postage prepaid, certified or registered mail, return receipt requested, to the parties at the addresses set forth below, or at such other address as they may indicate by written notice given as provided in this Section 13.4. Unless otherwise modified upon written notice to all parties, compliance with this provision shall be made, as follows:

If to Seller: Murphy Surf-Air Trucking Company c/o John Steckinger 865 Sparta Court Lexington, KY 40504	With a required copy to: Bruce Atherton, Esq. Atherton & Carter, LLP 624 West Main Street, Suite 500 Louisville, KY 40202

If to Purchaser: Alan Marshall, CEO Segmentz, Inc. 18302 Highwoods Preserve Parkway Suite 100 Tampa, FL 33647	With a required copy to: Barry P. Gruher, Esq. Adorno & Yoss, P.A. 350 East Las Olas Blvd. Suite 1700 Ft. Lauderdale, FL 33301

If to Bank: Mr. Andy Walker Fifth Third Bank, Kentucky, Inc. 250 West Main Street Suite 100 Kentucky, FL 40507	With a required copy to: Dan M. Rose, Esq. Stoll, Keenon & Park, LLP. 300 West Vine Street Suite 1200 Lexington, Kentucky 40507-1801

13.5	Construction. This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Kentucky without regard to the conflicts of law principles thereof.

13.6	No Assignment: Benefit. No party may assign its rights and obligations under this Agreement without the prior written consent of the other Parties. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to, and shall not, benefit any person or entity other than the Parties and this Agreement shall not create any third party beneficiary rights in any person or entity.

13.7	Entire Agreement. This Agreement, including Schedule “A” attached or to be attached to it, is and shall be deemed to be the complete and final expression of the agreement between the Parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters, including, without limitation, that certain Agency Agreement dated September 11, 2002, by and among, the Seller and Purchaser.

13.8	Purchaser’s Tax Matters.

(a)

Purchaser shall not, under any circumstances, be responsible for the preparation and filing of any Tax Returns due or that become due to be filed by the Seller, and each of its affiliated groups, under and pursuant to any federal, state and/or local laws for any periods, whether such tax obligations arose prior to or following the Closing Date, as to which such Tax Returns are due or that become due to be filed by Seller .

(b)	Purchaser shall not, under any circumstances, be responsible for any payments, claims, penalties (including interest) and/or other liabilities (collectively, “Tax Payments”) due or that become due to be paid by the Seller, and each of its affiliated groups, under and pursuant to any federal, state and/or local laws for any periods as to which such Tax Payments are due or that become due to be paid by Seller, whether such tax obligations arose prior to or following the Closing Date.

(c)	Notwithstanding subsection (b) above, Purchaser shall pay all sales, use and transfer taxes, if any, including the filing, recording and registration fees payable in connection with the transactions contemplated in this Agreement.

13.9	Books and Records. Seller shall preserve all documents, books and records concerning the Business for a period of three (3) years from the Closing Date. During such 3-year period, on reasonable notice and during normal business hours, Seller shall allow Purchaser full access to such documents and shall permit Purchaser to make copies and extracts from such documents.

13.10	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Photostatic or facsimile reproductions of this Agreement may be made and relied upon to the same extent as originals.

13.11	Waiver. The waiver by any Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

13.12	Amendment. This Agreement may only be amended by written agreement executed by all of the Parties.

13.13	Further Assurances. From time to time after the Closing Date, at Purchaser’s request and without further consideration, Seller shall execute and deliver, or caused to be executed and delivered, such further instruments of conveyance, assignment and transfer and shall take such other action as Purchaser may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Assets purchased pursuant to this Agreement, including, without limitation, executing and delivering to Purchaser such written authorizations as Purchaser may reasonably request granting it authority to negotiate and/or appeal any cost report adjustment proposed by the Kentucky Cabinet for Human Services which would have an impact on the reimbursement rate applicable to the Assets or the operation of the Business after the Closing Date, on behalf of and as agent for Seller, provided, however, that Seller shall not be obligated in so doing to waive, relinquish or assign their own right or appeal with respect thereto. Seller shall assist and cooperate, in all reasonable respects, with Purchaser and its representatives in obtaining all permits, licenses, certifications, certificates of need and provider agreements or other agreements with Purchaser deems necessary or appropriate for the operation of the Business.

13.14	Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Seller, the other parties shall cooperate in all reasonable respects with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 11 of this Agreement).

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER:

SEGMENTZ, INC.

By:

Its:

SELLER:

MURPHY SURF-AIR, INC.,

By:

Its:

SECURED CREDITOR:

FIFTH THIRD BANK, KENTUCKY, INC.

By:

Its: